Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Sungevity, Inc.

Oakland, CA

We hereby consent to the use in the joint proxy and consent solicitation statement/prospectus constituting a part of this Registration Statement of our report dated June 30, 2016, relating to the consolidated financial statements of Sungevity, Inc. (“Company”) which is contained in that prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the joint proxy and consent solicitation statements/prospectus.

/s/ BDO USA, LLP

San Jose, CA

September 29, 2016